Exhibit 99.1

Martin Madaus Elected to Hologic Board of Directors

Marlborough, Mass., December 9, 2024 – Hologic, Inc. (Nasdaq: HOLX) announced today that Martin Madaus has been elected to the Company’s Board of Directors, effective December 6, 2024. Dr. Madaus was also appointed to the Compensation Committee and the Nominating and Corporate Governance Committee effective December 6, 2024.

Dr. Madaus, who has more than 30 years of diagnostics and life sciences industry experience, currently serves as an Operating Executive at the Carlyle Group, a global investment firm, which he joined in February 2019. Prior to joining the Carlyle Group, Dr. Madaus held the role of Chairman and Chief Executive Officer at Ortho Clinical Diagnostics, Inc., a diagnostics company that makes products and diagnostic testing equipment for blood testing. Dr. Madaus previously served as the Chairman, President and Chief Executive Officer of Milipore Corporation, a life sciences company serving the bioscience research and biopharmaceutical manufacturing industry, until its acquisition by Merck KGaA in 2010.

“We’re delighted to welcome Martin to Hologic’s Board of Directors,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer. “With his deep industry, technical, business and international experiences, Martin represents yet another strong addition to our deep and experienced Board.”

Dr. Madaus received a Doctor of Veterinary Medicine from the University of Munich in Germany and a Ph.D. in Veterinary Medicine from the Veterinary School of Hanover in Germany.

About Hologic, Inc.
Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Forward Looking Statements
This press release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, and statements regarding the Company's Board of Directors. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. These risks are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

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SOURCE: Hologic, Inc.

Investor Contact:
Ryan Simon
+1 858.410.8514
ryan.simon@hologic.com

Media Contact:
Bridget Perry
+1 508.263.8654
bridget.perry@hologic.com